HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 75395.000002
July 15, 2009

Board of Trustees
American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland  20602

American Community Properties Trust
Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to American Community Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on July 15, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement relates to 750,000 of the Company’s common shares, no par value (the “Common Shares”), issuable pursuant to the American Community Properties Trust 2009 Share Incentive Plan (the “Plan”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

               In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.  With respect to the opinions set forth in paragraph 1 below, we have relied solely on a certificate of the State Department of Assessments and Taxation of the State of Maryland, dated as of July 8, 2009.

Based upon the foregoing, we are of the opinion that:

1.           The Company is a real estate investment trust duly formed and  existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

2.           The issuance of the Common Shares has been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, assuming that at the times of such issuances the Company has a sufficient number of authorized and unissued shares of Common Shares available therefor, the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP